Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

OF

SERIES A PARTICIPATING PREFERRED STOCK

OF

NUVASIVE, INC.

NuVasive, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware thereof, does hereby certify:

The board of directors of the Company (the “Board of Directors”) or a duly authorized committee of the Board of Directors, in accordance with the Restated Certificate of Incorporation and bylaws of the Company and applicable law, adopted resolutions on June 18, 2011 and June 22, 2011 creating out of authorized and unissued shares of preferred stock, par value $0.001 per share, of the Company (the “Preferred Stock”) a series of Preferred Stock designated as “Series A Participating Preferred Stock” (the “Series A Preferred Stock”), which shall have the voting and other powers, preferences and relative, participating, conversion or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, as set forth in this Certificate of Designations.

SECTION 1. Number Of Shares; Fractional Shares. The authorized number of shares of Series A Preferred Stock shall be 477,654. Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock (except where shares of Series A Preferred Stock are issued on different dates, in which case each such share shall have a different first Dividend Period but shall otherwise be identical in all other respects to every other share of Series A Preferred Stock). The Series A Preferred Stock shall be perpetual, subject to the conversion features set forth below.

SECTION 2. Certain Voting Matters. Whether the vote or consent of the Holders of a plurality, majority or other portion of the shares of Series A Preferred Stock and any Voting Parity Stock has been cast or given on any matter on which under Section 12(b) or Section 12(c) of this Certificate of Designations the Holders of shares of Series A Preferred Stock are entitled to vote shall be determined by the Company by reference to the specified liquidation amount of the shares voted or covered by the consent as if the Company were liquidated on the record date for such vote or consent, if any, or, in the absence of a record date, on the date for such vote or consent.

SECTION 3. Ranking. The Series A Preferred Stock, with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Company, shall rank:

(a) senior to Junior Stock;

(b) equally with Parity Stock; and

(c) junior to each class of capital stock or series of Preferred Stock established after the Original Issue Date, the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Stock as to dividend rights and/or rights upon the Company’s liquidation, dissolution or winding-up.

SECTION 4. Definitions. The following terms are used in this Certificate of Designations as defined below:

“Approval Date” means the date on which both Stockholder Approvals have been obtained.

“Approval Deadline” means June 1, 2012.

“As-Converted Liquidation Amount” has the meaning set forth in Section 6(c).

“Average Stock Price” for any Dividend Period means the average of the Last Reported Sale Prices of the Common Stock during the five Trading Day period ending on, and including, the date that is one month immediately preceding the last day of such Dividend Period (or, if such date is not a Trading Day, the immediately succeeding date that is a Trading Day).

“Board of Directors” has the meaning set forth in the recitals to the Certificate of Designations.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Bylaws” means the bylaws of the Company, as amended from time to time.

“Certificated Preferred Stock” has the meaning set forth in Section 20(b).

“Certificate of Amendment” means the amendment to the Restated Certificate of Incorporation of the Company reflecting the Stockholder Approval set forth in Section 9(a)(i).

“Certificate of Designations” means this Certificate of Designations relating to the Series A Preferred Stock, as it may be amended from time to time.

“Clause A Distribution” has the meaning set forth in Section 10(a)(iii).

“Clause B Distribution” has the meaning set forth in Section 10(a)(iii).

“Clause C Distribution” has the meaning set forth in Section 10(a)(iii).

“close of business” means 5:00 p.m. (New York City time).

“Common Stock” means the common stock, par value $0.001 per share, of the Company, subject to Section 11.

“Company” has the meaning set forth in the recitals to the Certificate of Designations.

“Constituent Person” has the meaning set forth in Section 11(a).

“Conversion Agent” means the Transfer Agent acting in its capacity as conversion agent for the Series A Preferred Stock, and its successors and assigns.

“Conversion Date” has the meaning set forth in Section 8(a).

“Conversion Price” means at any time the Liquidation Amount, divided by the Conversion Rate in effect at such time.

“Conversion Rate” means the number of shares of Common Stock into which each share of Series A Preferred Stock, may be converted pursuant to this Certificate of Designations, which number shall initially be “20” and shall be subject to adjustment as set forth herein.

“Current Market Price” per share of Common Stock on any day means the average of the Daily VWAP per share of Common Stock on each of the 10 consecutive Trading Days ending on, and including, the specified date with respect to the issuance or distribution requiring such computation, appropriately adjusted by the Board of Directors or a duly authorized committee thereof to take into account the occurrence during such period of any event described in Section 10.

“Daily VWAP” means, for any Trading Day, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “NUVA.Q <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company). The “Daily VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Deficit Restricted Shares” has the meaning set forth in Section 27(a).

“Depositary” means The Depository Trust Company or its nominee or any successor depositary appointed by the Company.

“Dividend Amount” has the meaning set forth in Section 8(a).

“Dividend Payment Date” means January 1, April 1, July 1 and October 1 of each year.

“Dividend Period” means, for each share of Series A Preferred Stock issued hereunder, the period commencing on, and including, the immediately preceding Dividend Payment Date for such share of Series A Preferred Stock (or if no Dividend Payment Date has occurred for such share of Series A Preferred Stock, the period commencing on, and including, the date of issuance of such share of Series A Preferred Stock), and ending on, and including, the day immediately preceding the next succeeding Dividend Payment Date.

“Dividend Record Date” has the meaning set forth in Section 5(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Ex-Dividend Date” means the first date on which the shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Expiration Date” has the meaning set forth in Section 10(a)(v).

“Expiration Time” has the meaning set forth in Section 10(a)(v).

“Global Preferred Stock” has the meaning set forth in Section 20(b).

“Holders” means the Persons in whose names the shares of Series A Preferred Stock are registered, which may be treated by the Company, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owners of the shares of Series A Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

“Junior Stock” means the Common Stock and each other class of capital stock or series of Preferred Stock established after the Original Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series A Preferred Stock as to dividend rights and/or rights upon the Company’s liquidation, dissolution or winding-up.

“Last Reported Sale Price” of the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded. If the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted, the “Last Reported Sale Price” shall be the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.

“Liquidation Amount” means $648.20 per share of Series A Preferred Stock.

“Liquidation Participation Amount” has the meaning set forth in Section 6(c).

“Liquidation Preference” has the meaning set forth in Section 6(a).

“Market Disruption Event” means (a) a failure by The NASDAQ Global Select Market or, if the Common Stock is not then listed on The NASDAQ Global Select Market, the principal other U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, the principal other market on which the Common Stock is then listed or admitted for trading to open for trading during its regular trading session or (b) the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for the Common Stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Common Stock or in any options contracts or future contracts relating to the Common Stock.

“Maximum Amount” has the meaning set forth in Section 27(a).

“Non-Electing Share” has the meaning set forth in Section 11.

“Nonpayment” has the meaning set forth in Section 12(b).

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Assistant Secretary of the Company.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers, at least one of whom shall be the principal executive officer, principal financial officer or principal accounting officer of the Company.

“open of business” means 9:00 a.m. (New York City time).

“Original Issue Date” means the date on which shares of Series A Preferred Stock are first issued.

“Paid-Through Dividends” has the meaning set forth in Section 5(a).

“Parity Stock” means each class of capital stock or series of Preferred Stock established after the Original Issue Date, the terms of which expressly provide that such class or series ranks equally with the Series A Preferred Stock as to dividend rights and/or rights upon the Company’s liquidation, dissolution or winding-up, without regard to whether dividends accrue cumulatively or non-cumulatively.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Director” has the meaning set forth in Section 12(b).

“Preferred Directors” has the meaning set forth in Section 12(b).

“Preferred Stock” has the meaning set forth in the recitals to the Certificate of Designations.

“Private Placement Settlement” has the meaning set forth in Section 27(a).

“Purchased Shares” has the meaning set forth in Section 10(a)(v).

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock have the right to receive any cash, securities or other property or in which the Common Stock is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or a duly authorized committee thereof or by statute, contract or otherwise).

“Reference Property” has the meaning set forth in Section 11(a).

“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series A Preferred Stock, and its successors and assigns.

“Registration Settlement” has the meaning set forth in Section 27(b).

“Relevant Rate” means (a) from, and including, June 1, 2012 to, and including, September 30, 2012, 10% per annum; (b) from, and including, October 1, 2012 to, and including, March 31, 2013, 12% per annum; (c) from, and including, April 1, 2013 to, and including, September 30, 2013, 14% per annum; and (d) thereafter, 16% per annum.

“Reorganization Event” has the meaning set forth in Section 11(a).

“Representative Holder” has the meaning set forth in Section 11(a).

“Resale Period” has the meaning set forth in Section 27(b).

“Restated Certificate of Incorporation” means the Company’s restated certificate of incorporation, as amended from time to time, and including any successor certificate of incorporation, articles of association, or similar organizational document.

“Restricted Shares” has the meaning set forth in Section 27.

“Scheduled Trading Day” means a day that is scheduled to be a Trading Day; provided that if the Common Stock is not listed or admitted for trading on any U.S. national or regional securities exchange or other market, “Scheduled Trading Day” means a Business Day.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Series A Preferred Stock” has the meaning set forth in the recitals to this Certificate of Designations.

“Spin-Off” has the meaning set forth in Section 10(a)(iii).

“Stockholder Approval” has the meaning set forth in Section 9(a).

“Subsidiary” means, with respect to the Company, any Company, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) the Company, (ii) the Company and one or more subsidiaries of the Company or (iii) one or more subsidiaries of the Company.

“Threshold Number of Shares” means (i) with respect to any Holder that is a federally regulated “bank” or a “subsidiary” thereof (each as defined in the Bank Holding Company Act of 1956, as amended), 4.9% of the then outstanding shares of Common Stock, or (ii) with respect any other Holder, 9.5% of the then outstanding shares of Common Stock.

“Trading Day” means a day on which (i) trading in the Common Stock generally occurs on The NASDAQ Global Select Market or, if the Common Stock is not then listed on The NASDAQ Global Select Market, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded and (ii) a Last Reported Sale Price for the Common Stock is available on such securities exchange or market; provided that if the Common Stock is not so listed or admitted for trading, “Trading Day” means a Business Day.

“Transfer Agent” means Computershare Trust Company, N.A., acting as Transfer Agent, Registrar, paying agent and Conversion Agent for the Series A Preferred Stock, and its successors and assigns.

“Trigger Event” has the meaning set forth in Section 10(a)(iii).

“Voting Parity Stock” means, with regard to any matter on which the Holders of Series A Preferred Stock are entitled to vote as specified in Section 12(b), any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter at the time.

“Warrant Transactions” means the transactions evidenced by each of (i) the letter agreement regarding Base Warrants dated June 22, 2011 between the Company and Bank of America, N.A., (ii) the letter agreement regarding Additional Warrants dated June 24, 2011 between the Company and Bank of America, N.A., (iii) the letter agreement regarding Base Warrants dated June 22, 2011 between the Company and Goldman, Sachs & Co., and (iv) the letter agreement regarding Additional Warrants dated June 24, 2011 between the Company and Goldman, Sachs & Co.

SECTION 5. Dividends. (a) Holders of Series A Preferred Stock shall be entitled to receive, on each share of Series A Preferred Stock, when, as and if declared by the Board of Directors (or a duly authorized committee thereof), but only out of assets legally available therefor, dividends and any other distributions, whether payable in cash, securities or any other form of property or assets, in an amount determined as described in Sections 5(b) and 5(c).

Notwithstanding the definition of “Dividend Payment Date” and for the avoidance of doubt, on the same date that the Company pays any dividend or distribution on shares of Common Stock (irrespective of whether such date is a Dividend Payment Date), the Company shall pay a corresponding dividend or distribution, whether or not declared on the Series A Preferred Stock, on an as-converted basis, to Holders of the Series A Preferred Stock (“Paid-Through Dividends”).

For the avoidance of doubt, no dividends shall accrue on any share of Series A Preferred Stock prior to the issuance of such share.

(b) Paid-Through Dividends. From, and including, the Original Issue Date to, but excluding, the date on which all authorized shares of Series A Preferred Stock underlying the Warrant Transactions have been issued and converted into shares of Common Stock, the Board of Directors (or a duly authorized committee thereof) may not declare or pay any dividend or make any distribution (including, but not limited to, regular quarterly cash dividends) in respect of the Common Stock, whether payable in cash, securities or any other form of property or assets, unless the Board of Directors (or a duly authorized committee thereof) declares and pays to the Holders of the Series A Preferred Stock then outstanding, at the same time (irrespective of whether or not such time is a Dividend Payment Date) and on the same terms as holders of the Common Stock, a dividend per share of Series A Preferred Stock then outstanding equal to the product of (i) any dividend or distribution, as applicable, declared and paid or made in respect of each share of the Common Stock and (ii) the Conversion Rate as of the open of business on the Record Date for such dividend or distribution. Any dividend or distribution payable on the Series A Preferred Stock pursuant to this Section 5(b) shall be paid in the same form of consideration (whether cash, securities or any other form of property or assets, as the case may be) as the corresponding dividend or distribution on the Common Stock.

(c) Missed-Deadline Dividends. For each Dividend Period for a share of Series A Preferred Stock from, and including, the Dividend Period during which the Approval Deadline occurs, or, if later, the Dividend Period commencing on the issuance of such share, cumulative cash dividends shall be payable on each outstanding share of Series A Preferred Stock, when, as and if declared by the Board of Directors (or a duly authorized committee thereof) out of assets legally available therefor, in an amount equal to the product of the Conversion Rate, the Relevant Rate and the Average Stock Price for such Dividend Period. Such cumulative cash dividends shall compound on each Dividend Payment Date from, and including, the Dividend Payment Date corresponding to the Dividend Period during which dividends accumulate. For the avoidance of doubt, (i) no dividends shall accrue on such cumulative cash dividends unless and until the first Dividend Payment Date following the Approval Deadline has passed without such cumulative cash dividends having been paid on such date, and (ii) no such dividends shall accrue after the Approval Date.

(d) In the event that any Dividend Payment Date in respect of which a dividend is to be paid would otherwise fall on a day that is not a Business Day, the dividend payment due on that date shall be postponed to the next day that is a Business Day and no additional dividends shall accrue as a result of that postponement.

Dividends that are payable pursuant to Section 5(c) on Series A Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable pursuant to Section 5(c) on Series A Preferred Stock on any date prior to the end of a Dividend Period or on any Dividend Payment Date for a Dividend Period that is shorter than a full Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends that are payable on Series A Preferred Stock shall be payable to Holders of record of Series A Preferred Stock as they appear on the stock register of the Company on the applicable record date, which (i) with respect to dividends payable pursuant to Section 5(b), shall be the same day as the Record Date for the payment of the corresponding dividends to the holders of shares of Common Stock and (ii) with respect to dividends payable pursuant to Section 5(c), shall be the March 15, June 15, September 15 or December 15, as the case may be, immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors (or a duly authorized committee thereof) that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Series A Preferred Stock as specified in this Section 5 (subject to the other provisions hereof).

(e) Priority of Dividends. So long as any share of Series A Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Company or any of its subsidiaries, in each case, unless all accrued and unpaid dividends for all past Dividend Periods for the Series A Preferred Stock, including the latest completed Dividend Period for the Series A Preferred Stock (including, if applicable as provided in Section 5(c), dividends on such dividends), on all outstanding shares of Series A Preferred Stock have been paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the Holders of shares of Series A Preferred Stock on the applicable Dividend Record Date).

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the Holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different than the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Series A Preferred Stock and any shares of Parity Stock, all dividends declared on Series A Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Series A Preferred Stock and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee thereof out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. However, the Company shall have no obligation to pay, and Holders shall have no right to receive, any remaining accrued but unpaid dividends, pursuant to Section 5(b) or Section 5(c). If the Board of Directors or a duly authorized committee thereof determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Company shall provide written notice to the Holders of Series A Preferred Stock prior to such Dividend Payment Date.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee thereof may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and Holders of Series A Preferred Stock shall not be entitled to participate in any such dividends.

SECTION 6. Liquidation Rights. (a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, each Holder of Series A Preferred Stock shall be entitled to receive for each share of Series A Preferred Stock, out of the assets of the Company or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Company, subject to the rights of any creditors of the Company, before any payment or distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other Junior Stock, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share of Series A Preferred Stock and (ii) an amount equal to any accrued and unpaid dividends (including, if applicable as provided in

Section 5(c), dividends on such amount) on each share of Series A Preferred Stock, whether or not declared, from the relevant date of issuance to the date fixed for liquidation, dissolution or winding-up (such amounts collectively, the “Liquidation Preference”).

(b) Partial Payment. If in any distribution described in Section 6(a) the assets of the Company or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Series A Preferred Stock and the corresponding amounts payable with respect to any other stock of the Company ranking equally with Series A Preferred Stock as to such distribution, Holders of Series A Preferred Stock and the holders of such other stock shall share ratably (based on the relative Liquidation Preference of the Series A Preferred Stock and the liquidation preference of such other stock) in any such distribution in proportion to the full accrued and unpaid respective distributions to which they are entitled.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all Holders of Series A Preferred Stock and the corresponding amounts payable with respect to any other stock of the Company ranking equally with the Series A Preferred Stock as to such distribution have been paid in full, the holders of other stock of the Company shall be entitled to receive all remaining assets of the Company (or proceeds thereof) according to their respective rights and preferences; provided that if the amount of such assets or proceeds to be distributed with respect to a number of shares of Common Stock equal to the then-current Conversion Rate (the “As-Converted Liquidation Amount”) exceeds the Liquidation Preference per share of Series A Preferred Stock, then Holders of Series A Preferred Stock shall be entitled to receive, for each share of Series A Preferred Stock, an additional amount (the “Liquidation Participation Amount”) out of such assets or proceeds such that the As-Converted Liquidation Amount equals the sum of the Liquidation Preference, plus the Liquidation Participation Amount, after making appropriate adjustment such that the Holders of Series A Preferred Stock receive the same amount on an as-converted basis as the holders of a number of shares of Common Stock equal to the then-current Conversion Rate.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 6, the merger or consolidation of the Company with any other Company or other entity, including a merger or consolidation in which the Holders of Series A Preferred Stock receive cash, securities or other property for their shares, or the sale, transfer, lease or conveyance of all or substantially all of the Company’s property or assets, shall not constitute a liquidation, dissolution or winding up of the Company.

SECTION 7. Optional Redemption; Repurchase. The Series A Preferred Stock shall not be redeemable at the Company’s option at any time or subject to repurchase at the option of Holders at any time.

SECTION 8. Conversion; Fractional Shares. (a) Subject to Section 11, if the Company obtains the Stockholder Approvals, then:

(i) all shares of Series A Preferred Stock issued and outstanding on the Approval Date shall automatically convert on the first Business Day following the

Approval Date into shares of the Common Stock at the Conversion Rate in effect on such Business Day; and

(ii) each share of Series A Preferred Stock issued following the Approval Date shall automatically convert on the third Business Day following the date of such issuance at the Conversion Rate in effect on such third Business Day.

The date on which a share of Series A Preferred Stock is converted as set forth above is referred to as the “Conversion Date.”

If the Company obtains the Stockholder Approvals after the Approval Deadline, in addition to the Common Stock issuable upon conversion of each share of Series A Preferred Stock at the Conversion Rate, on the Conversion Date, the Company shall pay to the holder to whom it delivers the shares of its Common Stock due upon conversion cash dividends in an amount (the “Dividend Amount”) equal to all accrued and unpaid dividends on such share of Series A Preferred Stock (including, if applicable as described in Section 5(c), dividends on such dividends), whether or not declared prior to such Conversion Date, for the then-current Dividend Period (or portion thereof) ending on such Conversion Date and all prior Dividend Periods, if any (other than previously declared dividends on such share of Series A Preferred Stock that were paid to the Holder of record of such share of Series A Preferred Stock as of a prior date) to the extent the Company is lawfully permitted to pay such dividends under Delaware law. The Company may elect to satisfy its obligation to pay the Dividend Amount through the delivery of shares of Common Stock, in which case the Company shall deliver to such holder a number of shares of its Common Stock equal to the quotient of (i) the Dividend Amount, divided by (ii) the Last Reported Sale Price of the Common Stock on the second trading day immediately preceding the Conversion Date, rounded down to the nearest whole share.

(b) No fractional shares of Common Stock shall be issued to Holders of the Series A Preferred Stock upon conversion. In lieu of fractional shares otherwise issuable, Holders shall be entitled to receive an amount in cash equal to the fraction of a share of Common Stock, calculated on an aggregate basis in respect of the shares of Series A Preferred Stock being converted, multiplied by the Last Reported Sale Price of the Common Stock on the Conversion Date.

(c) Notwithstanding any other provision of this Certificate of Designations, no Holder of Series A Preferred Stock shall have the right to acquire shares of Common Stock upon conversion of any share or shares of Series A Preferred Stock hereunder or be entitled to take delivery of any shares of Common Stock deliverable hereunder, to the extent (but only to the extent) that, after such receipt of any shares of Common Stock upon the conversion of such share of shares or otherwise hereunder, such Holder would directly or indirectly beneficially own (as such term is defined for purposes of Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) in excess of the Threshold Number of Shares. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery, such Holder would directly or indirectly so beneficially own in excess of the Threshold Number of Shares. If any delivery owed to any Holder hereunder is not made, in whole or in part, as a result of this subsection (c), the Company’s obligation to make such delivery shall not be extinguished and the Company shall make such delivery as promptly as practicable after, but in no event later than one Business Day after, such Holder gives notice to the Company that, after such delivery, such Holder would not directly or indirectly so beneficially own in excess of the Threshold Number of Shares.

SECTION 9. Conversion Procedures. (a) Stockholder Approvals. The Company hereby covenants and agrees to use its best efforts to hold a meeting of its stockholders as soon as practicable, but not later than the Approval Deadline, at which it shall seek to obtain the requisite stockholder approvals (collectively, the “Stockholder Approvals”) for (i) an amendment to the Restated Certificate of Incorporation to increase the number of authorized and unissued shares of its Common Stock to at least 31,525,169 shares of Common Stock and (ii) the issuance of Common Stock upon conversion of the Series A Preferred Stock in accordance with NASDAQ Stock Market Rule 5635. If the Company fails to obtain the Stockholder Approvals by the Approval Deadline, the Company hereby covenants and agrees that it shall (i) continue to seek to obtain such approvals at each subsequent annual meeting of its stockholders and (ii) hold at least one special meeting of its stockholders in each calendar year, beginning with the 2012 calendar year, at which the Company shall seek to obtain the Stockholder Approvals, in each case, until the Stockholder Approvals have been obtained.

(b) Effect of Conversion Date. Effective immediately prior to the close of business on the Conversion Date for any shares of Series A Preferred Stock, dividends shall no longer be declared on such converted shares of Series A Preferred Stock, and such shares of Series A Preferred Stock shall cease to be outstanding as of the close of business on such Conversion Date and, subject to the requirements of Delaware law, such shares shall resume the status of authorized and unissued shares of the Company’s Preferred Stock that are undesignated, and all other rights of the Holders thereof shall terminate as of the close of business on such Conversion Date, in each case, subject to the right of the Holders thereof (i) to receive any declared and unpaid dividends or distributions (with respect to dividends or distributions described in Section 5(b)) on such shares, (ii) to receive declared and unpaid dividends or distributions (with respect to dividends or distributions described in Section 5(c)) on such shares in an amount calculated as if the Conversion Date were a Dividend Payment Date (including, if applicable as described in Section 5(c), dividends on such dividends), (iii) to receive any other payments that became payable prior to the close of business on such Conversion Date to which they are otherwise entitled pursuant to the terms hereof and (iv) to the registration procedures set forth in Section 27, if applicable.

(c) Rights Prior to Conversion. No allowance or adjustment, except pursuant to Section 10, shall be made in respect of dividends payable to holders of the Common Stock of record as of any date prior to the close of business on the Conversion Date (except to the extent of the dividends described in Sections 5(b) and 5(c)). Prior to the close of business on the Conversion Date for any shares of Series A Preferred Stock, the shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock shall not be deemed to be outstanding for any purpose, and the Holder thereof shall have no rights with respect to the Common Stock issuable upon conversion (including, without limitation, voting rights, rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock issuable upon conversion) by virtue of holding shares of Series A Preferred Stock (except to the extent of the dividends described in Sections 5(b) and 5(c) and the voting rights described in Section 12).

(d) Record Holder as of Conversion Date. The Person or Persons entitled to receive the Common Stock issuable upon conversion of Series A Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the close of business on the relevant Conversion Date. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock to be issued or paid upon conversion of shares of Series A Preferred Stock should be registered or paid or the manner in which such shares of Common Stock should be delivered, the Company shall be entitled to register and deliver such shares of Common Stock, and make such payment, in the name of the Holder (as of the close of business on the relevant Conversion Date) and in the manner shown on the records of the Company.

(e) Reacquired Shares. Shares of Series A Preferred Stock duly converted in accordance with this Certificate of Designations, or otherwise reacquired by the Company, shall, subject to the requirements of Delaware law, upon the effectiveness of such conversion or reacquisition, resume the status of authorized and unissued shares of Preferred Stock of the Company, undesignated as to series and available for future issuance; provided that any such shares of Series A Preferred Stock may be reissued only as shares of any series of Preferred Stock of the Company other than Series A Preferred Stock. The Company may from time-to-time take such appropriate action as may be necessary to reduce the authorized number of shares of Series A Preferred Stock.

SECTION 10. Anti-Dilution Adjustments. (a) Adjustments. The Conversion Rate shall be subject to adjustment, without duplication, under the following circumstances:

(i) the issuance by the Company of Common Stock as a dividend or distribution to all or substantially all holders of Common Stock, or a subdivision or combination (including, without limitation, a reverse stock split) of Common Stock, in which event the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 × (OS1 / OS0)

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution or immediately prior to the open of business on the effective date for such subdivision or combination, as the case may be;

CR1	=	the Conversion Rate in effect immediately after the close of business on such Record Date for such dividend or distribution or immediately after the open of business on such effective date, as the case may be;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the close of business on such Record Date or immediately prior to the open of business on such effective date, as the case may be (and prior to giving effect to such event); and

OS1	=	the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such dividend, distribution, subdivision or combination.

Notwithstanding the foregoing, without prejudice to the right to receive Paid-Through Dividends as set forth in Section 5(b), no adjustment shall be made pursuant to this Section 10(a)(i) for the issuance by the Company of Common Stock as a dividend or distribution to all or substantially all holders of Common Stock to the extent (but only to the extent) such dividend or distribution is paid to (or declared and a sum sufficient for payment thereof set aside for the benefit of) all Holders of the Series A Preferred Stock pursuant to Section 5(b).

Any adjustment made under this Section 10(a)(i) shall become effective immediately after the close of business on the Record Date for such dividend or distribution, or immediately after the open of business on the effective date for such share subdivision or combination, as the case may be. If any dividend or distribution of the type described in this Section 8(a)(i) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors or a duly authorized committee thereof determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(ii) the issuance by the Company to all or substantially all holders of Common Stock of rights, options or warrants entitling them for a period expiring 60 days or less from the date of issuance of such rights, options or warrants to subscribe for or purchase shares of Common Stock at less than the Current Market Price per share of Common Stock as of the announcement date for such issuance, in which event the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 × (OS0 + X) / (OS0 + Y)

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the Record Date for such issuance;

CR1	=	the Conversion Rate in effect immediately after the close of business on such Record Date for such issuance;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the close of business on such Record Date;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	=	the aggregate price payable to exercise such rights, divided by the Current Market Price per share of Common Stock as of the announcement date for such issuance.

Notwithstanding the foregoing, without prejudice to the right to receive Paid-Through Dividends as set forth in Section 5(b), no adjustment shall be made pursuant to this Section 10(a)(ii) for the issuance to all or substantially all holders of Common Stock of rights, options or warrants to purchase shares of Common Stock at less than the Current Market Price per share of Common Stock as of the announcement date for such issuance to the extent (but only to the extent) such issuance is paid to (or declared and a sum sufficient for payment thereof set aside for the benefit of) all Holders of the Series A Preferred Stock pursuant to Section 5(b).

Any increase in the Conversion Rate made pursuant to this Section 10(a)(ii) shall become effective immediately after the close of business on the Record Date for such issuance. To the extent such rights, options or warrants are not exercised prior to their expiration or termination, the Conversion Rate shall be decreased, effective as of the date of such expiration or termination, to the Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so issued, the Conversion Rate shall be decreased, effective as of the date the Board of Directors or a duly authorized committee thereof determines not to issue such rights, options or warrants, to the Conversion Rate that would then be in effect if such Record Date for such issuance had not occurred.

For purposes of this Section 10(a)(ii), in determining whether any rights, options or warrants entitle the holders thereof to subscribe for or purchase shares of the Common Stock at less than the Current Market Price per share of Common Stock as of the announcement date for such issuance, and in determining the aggregate price payable to exercise such rights, options or warrants, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors or a duly authorized committee thereof.

(iii) the Company pays a dividend or other distribution to all or substantially all holders of Common Stock of shares of capital stock of the Company (other than Common Stock) or evidences of its indebtedness or its assets (excluding (x) any dividend, distribution or issuance as to which an adjustment was effected pursuant to clause (i) or (ii) above or clause (iv) or (v) below and (y) “spin-offs” as to which the provisions set forth below in this clause (iii) apply), in which event the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 × SP0 / (SP0 – FMV)

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution;

CR1	=	the Conversion Rate in effect immediately after the close of business on such Record Date for such dividend or distribution;

SP0	=	the Current Market Price per share of Common Stock as of such Record Date; and

FMV	=	the fair market value (as determined in good faith by the Board of Directors or a duly authorized committee thereof) on the Record Date for such dividend or distribution of the shares of capital stock of the Company or evidences of indebtedness or assets so distributed, expressed as an amount per share of Common Stock.

Notwithstanding the foregoing, without prejudice to the right to receive Paid-Through Dividends as set forth in Section 5(b), no adjustment shall be made pursuant to this portion of Section 10(a)(iii) for any dividend or other distribution to all or substantially all holders of Common Stock of shares of capital stock of the Company (other than Common Stock) or evidences of its indebtedness or its assets to the extent (but only to the extent) such dividend or other distribution is paid to (or declared and a sum sufficient for payment thereof set aside for the benefit of) all Holders of the Series A Preferred Stock pursuant to Section 5(b).

If the Board of Directors or a duly authorized committee thereof determines that the “FMV” (as defined above) of any dividend or other distribution for purposes of this Section 10(a)(iii) above by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the Current Market Price per share of the Common Stock as of the Record Date for such dividend or other distribution. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of the Series A Preferred Stock shall receive, in respect of each share thereof, at the same time and upon the same terms as holders of the Common Stock receive the shares of capital stock of the Company (other than Common Stock) or evidences of its indebtedness or its assets, the amount of shares of capital stock of the Company (other than Common Stock) or evidences of its indebtedness or its assets that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or other distribution.

Any increase made under the portion of this Section 10(a)(iii) above shall become effective immediately after the close of business on the Record Date for such dividend or other distribution. If such dividend or other distribution is not so paid or made, the Conversion Rate shall be decreased, effective as of the date the Board of Directors or a duly authorized committee thereof determines not to pay such dividend or other distribution, to the Conversion Rate that would then be in effect if such dividend or other distribution had not been declared.

Notwithstanding the foregoing, if the transaction that gives rise to an adjustment pursuant to this clause (iii) is one pursuant to which the payment of a dividend or other distribution on the Common Stock consists of shares of capital stock of the Company of, or similar equity interests in, a Subsidiary or other business unit of the Company (a “Spin-Off”) that are, or, when issued, shall be, traded on a U.S. national securities exchange, then the Conversion Rate shall instead be increased based on the following formula:

CR1 = CR0 × (FMV0 + MP0) / MP0

where,

CR0	=	the Conversion Rate in effect at the close of business on the tenth Trading Day immediately following, and including, the Ex-Dividend Date for such Spin-Off;

CR1	=	the Conversion Rate in effect immediately after the close of business on the tenth Trading Day immediately following, and including, the Ex-Dividend Date for such Spin-Off;

FMV0	=	the average Daily VWAP per share of such capital stock or similar equity interests distributed to holders of Common Stock applicable to one share of Common Stock (determined by reference to the definition of Daily VWAP as set forth in Section 4 as if references therein to Common Stock were to such capital stock or similar equity interests) over each of the 10 consecutive Trading Days commencing on, and including, the Ex-Dividend Date for such Spin-Off; and

MP0		the average Daily VWAP per share of the Common Stock over each of the 10 consecutive Trading Days commencing on, and including, the Ex-Dividend Date for such Spin-Off.

Notwithstanding the foregoing, without prejudice to the right to receive Paid-Through Dividends as set forth in Section 5(b), no adjustment shall be made under this portion of Section 10(a)(iii) for any dividend or other distribution on Common Stock that consists of shares of capital stock of the Company of, or similar equity interests in, a Subsidiary or other business unit of the Company to the extent (but only to the extent) such dividend or other distribution is paid to (or declared and a sum sufficient for payment thereof set aside for the benefit of) all Holders of the Series A Preferred Stock pursuant to Section 5(b).

The adjustment to the Conversion Rate under the preceding paragraph shall become effective at the close of business on the tenth Trading Day immediately following, and including, the Ex-Dividend Date for such Spin-Off; provided that if a Conversion Date occurs during the ten Trading Day period immediately following, and including, the Ex-Dividend Date for such Spin-Off, references in the portion of this Section 10(a)(iii) related to spin-offs to 10 Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed between the Ex-Dividend Date for such Spin-Off and such Conversion Date in determining the applicable Conversion Rate as of such Conversion Date.

For purposes of this Section 10(a)(iii) (and subject in all respect to Section 10(a)(ii)), rights, options or warrants distributed by the Company to all or substantially all holders of its Common Stock entitling them to subscribe for or purchase shares of the Company’s capital stock, including Common Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of the Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of the Common Stock, shall be deemed not to have been distributed for purposes of this Section 10(a)(iii) (and no adjustment to the Conversion Rate under this Section 10(a)(iii) shall be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 10(a)(iii). If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the Original Issue Date, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Record Date with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the immediately preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 10(a)(iii) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or purchased without exercise by any holders thereof, upon such final redemption or purchase (x) the Conversion Rate shall be readjusted as if such rights, options or warrants had not been issued and (y) the Conversion Rate shall then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by a holder or holders of Common Stock with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Common Stock as of the date of such redemption or purchase, and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights, options and warrants had not been issued.

For purposes of Section 10(a)(i), Section 10(a)(ii) and this Section ), if any dividend or distribution to which this Section 10(a)(iii) is applicable that also includes one or both of:

(A) a dividend or distribution of shares of Common Stock to which Section 10(a)(i) is applicable (the “Clause A Distribution”); or

(B) an issuance of rights, options or warrants to which Section 10(a)(ii) is applicable (the “Clause B Distribution”),

then (1) such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, shall be deemed to be a dividend or distribution to which this Section 10(a)(iii) is applicable (the “Clause C Distribution”) and any Conversion Rate adjustment required by this Section 10(a)(iii) with respect to such Clause C Distribution shall then be made, and (2) the Clause A Distribution and Clause B Distribution shall be deemed to immediately follow the Clause C Distribution and any Conversion Rate adjustment required by Section 10(a)(i) and Section 10(a)(ii) with respect thereto shall then be made, except that, if determined by the Company (I) the “Record Date” of the Clause A Distribution and the Clause B Distribution shall be deemed to be the Record Date of the Clause C Distribution and (II) any shares of Common Stock included in the Clause A Distribution or Clause B Distribution shall be deemed not to be “outstanding immediately prior to the close of business on such Record Date or immediately prior to the open of business on the effective date” within the meaning of Section 10(a)(i) or “outstanding immediately prior to the close of business on such Record Date” within the meaning of Section 10(a)(ii).

(iv) the Company pays a distribution consisting exclusively of cash to all or substantially all holders of Common Stock, excluding (a) any cash that is distributed as part of a distribution referred to in clause (iii) above and (b) any consideration payable in connection with a tender or exchange offer made by the Company or any of its Subsidiaries referred to in clause (v) below, in which event, the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 × SP0 / (SP0 – C)

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the Record Date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the close of business on the Record Date for such distribution;

SP0	=	the Current Market Price per share of Common Stock as of the Record Date for such distribution; and

C	=	an amount of cash per share of Common Stock the Company distributes to holders of its Common Stock.

Notwithstanding the foregoing, without prejudice to the right to receive Paid-Through Dividends as set forth in Section 5(b), no adjustment shall be made pursuant to this Section 10(a)(iv) for any distribution consisting exclusively of cash to all or substantially all holders of Common Stock to the extent (but only to the extent) such dividend or other distribution is paid to (or declared and a sum sufficient for payment thereof set aside for the benefit of) all Holders of the Series A Preferred Stock pursuant to Section 5(b).

The adjustment to the Conversion Rate pursuant to this Section 10(a)(iv) shall become effective immediately after the close of business on the Record Date for such distribution. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of the Series A Preferred Stock shall receive, in respect of each share thereof, at the same time and upon the same terms as holders of shares of the Common Stock, the amount of cash that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate in effect immediately prior to the close of business on the Record Date for such or distribution. If such distribution is not so paid, the Conversion Rate shall be decreased, effective as of the date the Board of Directors or a duly authorized committee thereof determines not to pay such dividend, to the Conversion Rate that would then be in effect if such distribution had not been declared.

(v) the Company or one or more of its Subsidiaries purchases Common Stock pursuant to a tender offer or exchange offer and the cash and value of any other consideration included in the payment per share of Common Stock validly tendered or exchanged exceeds the Daily VWAP per share of Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), in which event the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 × [(FMV + (SP1 × OS1)] / (SP1 × OS0)

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the tenth Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;

CR1	=	the Conversion Rate in effect immediately after the close of business on the tenth Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;

FMV	=	the fair market value (as determined in good faith by the Board of Directors or a duly authorized committee thereof) as of the Expiration Date of the aggregate value of all cash and any other consideration paid or payable for shares of Common Stock validly tendered or exchanged and not withdrawn as of the Expiration Date (the “Purchased Shares”);

OS1		the number of shares of Common Stock outstanding as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Time”), less any Purchased Shares;

OS0		the number of shares of Common Stock outstanding at the Expiration Time, including any Purchased Shares; and

SP1		the average Daily VWAP per share of Common Stock over the ten consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date.

The adjustment to the Conversion Rate under this Section 10(a)(v) shall become effective immediately after the close of business on the tenth Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date; provided that if a Conversion Date occurs during the ten Trading Day period immediately following, and including, the Trading Day next succeeding the Expiration Date, references in this Section 10(a)(v) to ten Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed between the Trading Day next succeeding the Expiration Date and such Conversion Date in determining the applicable Conversion Rate as of such Conversion Date.

(b) Calculation of Adjustments. All adjustments to the Conversion Rate shall be calculated by the Company to the nearest 1/10,000th of one share of Common Stock (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share).

(c) When No Adjustment Required.

(i) Except as otherwise provided in this Section 10, the Conversion Rate shall not be adjusted for the issuance of Common Stock or any option, warrant or right exercisable for, or securities convertible into or exchangeable for, Common Stock or carrying the right to purchase any of the foregoing or for the repurchase of Common Stock.

(ii) No adjustment to the Conversion Rate need be made:

(A) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in Common Stock under any plan;

(B) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries; or

(C) solely for a change in the par value of the Common Stock.

(d) Stockholder Rights Plans. To the extent that the Company has a rights plan in effect on any Conversion Date, each share of Common Stock issued upon conversion of the Series A Preferred Stock shall be entitled to receive the appropriate number of rights, if any, and the certificates representing the Common Stock issued upon such conversion shall bear such legends, if any, in each case as may be provided by the terms of any stockholder rights plan, as the same may be amended from time to time. If, however, on such Conversion Date, the rights have separated from the shares of Common Stock in accordance with the provisions of the applicable stockholder rights plan so that the Holders would not be entitled to receive any rights in respect of Common Stock issuable upon conversion of the Series A Preferred Stock, then the Conversion Rate shall be adjusted at the time of the separation as if the Company paid a dividend or other distribution to all or substantially all holders of Common Stock of shares of capital stock of the Company (other than Common Stock) or evidences of its indebtedness or its assets as provided in Section 10(a)(iii), subject to readjustment in the event of the expiration, termination or redemption of such rights.

(e) Successive Adjustments. After an adjustment to the Conversion Rate under this Section 10, any subsequent event requiring an adjustment under this Section 10 shall cause an adjustment to such Conversion Rate as so adjusted.

(f) Multiple Adjustments. For the avoidance of doubt but subject to the final paragraph in Section 10(a)(iii), if an event occurs that would trigger an adjustment to the Conversion Rate pursuant to this Section 10 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder.

(g) Other Events. If any event occurs as to which the failure to make any adjustment to the Conversion Rate would adversely affect the conversion rights or conversion value represented by the Series A Preferred Stock, then the Board of Directors or a duly authorized committee thereof, acting in good faith, shall determine the adjustment, if any, on a basis consistent with the essential intent and principles herein, necessary to preserve, without dilution, the conversion rights and conversion value represented by the Series A Preferred Stock.

(h) Notice of Adjustments. Whenever the Conversion Rate is adjusted as provided under this Section 10, the Company shall within 10 Business Days following the occurrence of an event that requires such adjustment (or if the Company is not aware of such occurrence, as soon as reasonably practicable after becoming so aware):

(i) compute the adjusted applicable Conversion Rate in accordance with this Section 10 and prepare and transmit to the Conversion Agent an Officers’ Certificate setting forth the applicable Conversion Rate, as the case may be, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; and

(ii) provide a written notice to the Holders of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Conversion Rate was determined and setting forth the adjusted applicable Conversion Rate.

(i) Conversion Agent. The Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist that may require any adjustment of the applicable Conversion Rate or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The Conversion Agent shall be fully authorized and protected in relying on any Officers’ Certificate delivered pursuant to Section 10(h) and any adjustment contained therein and the Conversion Agent shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate. The Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities or property, that may at the time be issued or delivered with respect to any Series A Preferred Stock; and the Conversion Agent makes no representation with respect thereto. The Conversion Agent shall not be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock pursuant to the conversion of Series A Preferred Stock or to comply with any of the duties, responsibilities or covenants of the Company contained in this Section 10.

SECTION 11. Reorganization Events. (a) If, after the Original Issue Date of the Series A Preferred Stock, there occurs:

(i) any consolidation or merger of the Company with or into another corporation or another entity;

(ii) any sale, transfer, lease or conveyance to another corporation or another entity of all or substantially all of the Company’s property or assets; or

(iii) any statutory exchange of securities of the Company with another corporation or another entity or any binding share exchange which reclassifies or changes its outstanding Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a transaction that is subject to Conversion Rate Adjustments) (any such event in clauses (i) through (iii), inclusive, a “Reorganization Event”);

and pursuant to such Reorganization Event the Common Stock is converted into or exchanged for, or constitutes solely the right to receive, cash, securities or other property, then, immediately after the effective time of such Reorganization Event, the Company shall make provision for each outstanding share of the Series A Preferred Stock to be converted (and for each share of the Series A Preferred Stock to be issued pursuant to the Warrant Transactions to be converted when issued), out of funds legally available therefor, into the kind and amount of cash, securities or other property (collectively, “Reference Property”) receivable pursuant to such Reorganization Event by a holder (the “Representative Holder”) of a number of shares of Common Stock equal to the Conversion Rate in effect at such effective time, which holder (A) is not a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale, transfer, lease or conveyance was made, as the case may be (any such person, a “Constituent Person”), or an affiliate of a Constituent Person, to the extent such Reorganization Event provides for different treatment of Common Stock held by affiliates of the Company and non-affiliates, and (B) failed to exercise his rights of election, if any, as to the kind or amount of such Reference Property (provided that if the kind or amount of such Reference Property is not the same for each share of Common Stock held by a Person (other than a Constituent Person or an affiliate thereof) who has not exercised such rights of election (“Non-Electing Share”), then for the purposes hereunder, the kind and amount of Reference Property in respect of each Non-Electing Share shall be deemed to be the weighted average of the kinds and amounts of Reference Property receivable per share of Common Stock pursuant to such Reorganization Event in respect of all Non-Electing Shares). On and after the effective time of a Reorganization Event, each outstanding share of the Series A Preferred Stock shall cease to be outstanding, dividends on such share shall cease to accrue, and all rights of the Holder(s) of such share shall terminate with respect to such share, other than the right to receive the kind and amount of Reference Property into which such share of the Series A Preferred Stock has been converted and any dividends to which such Holder(s) are entitled pursuant to Section 8(a).

(b) The Company (or any successor) shall, as soon as reasonably practicable (but in any event within three Business Days) after the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitute the Reference Property. Failure to deliver such notice shall not affect the operation of this Section 11.

SECTION 12. Voting Rights. (a) The Holders of Series A Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b) Whenever, at any time or times, from and including the Approval Deadline, dividends payable on the shares of Series A Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive (a “Nonpayment”), the authorized number of directors on the Board of Directors shall automatically be increased by two and the Holders of the Series A Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of outstanding Voting Parity Stock, voting together as a class (and with voting rights allocated pro rata based on the liquidation amount of each such class or series), to elect two directors (collectively, the “Preferred Directors” and each a

“Preferred Director”) to fill such newly created directorships at the Company’s next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting by the chairman of the board or chief executive officer or holders of record of at least 10% of (i) the Series A Preferred Stock or (ii) any such class or series the Company’s capital stock entitled to vote for such Preferred Directors) and at each subsequent annual meeting of the Company’s stockholders until all accrued and unpaid dividends for all prior Dividend Periods, including the latest completed Dividend Period (including, if applicable, as provided in Section 5(c), dividends on such amount), on all outstanding shares of Series A Preferred Stock have been paid in full, at which time such right shall terminate with respect to the Series A Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent Nonpayment; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Company to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Company may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the Holders of shares of Series A Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately, and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the Holders of a majority of the shares of Series A Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. If, and to the extent, this Section 12(b) conflicts with any terms in the Company’s Bylaws, as then in effect, the Company shall use its best efforts to cause its Bylaws to be amended solely to the extent necessary for the purpose of this Section 12(b) not to be impeded.

(c) Class Voting Rights as to Particular Matters. So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Restated Certificate of Incorporation, the vote or consent of the holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock at the time outstanding and entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Any amendment, alteration or repeal of any provision of this Certificate of Designations for the Series A Preferred Stock or the Restated Certificate of Incorporation (including, unless a vote on such merger or consolidation as described in Section 12(c)(ii), any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to increase the number of authorized shares of Series A Preferred Stock or materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock, taken as a whole; or

(ii) Any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock, or of a merger or consolidation of the Company with another Company or other entity, unless in each case either (A) such binding share exchange or reclassification constitutes a Reorganization Event and the Company complies with the provisions described in Section 11 with respect to such Reorganization Event; or (B) the shares of Series A Preferred Stock remain outstanding and have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Series A Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 12(c), any increase in the amount of the authorized or issued Series A Preferred Stock or other authorized Preferred Stock, or the creation and issuance, or an increase in the authorized or issued amount, of any other series of Preferred Stock or other stock of the Company ranking senior to, equally with and/or junior to the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of the Company shall not be deemed to materially and adversely affect the special rights, preferences, privileges or voting powers of the Series A Preferred Stock, taken as a whole.

In addition, so long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Restated Certificate of Incorporation, the vote or consent of the Holders of at least a majority of the shares of Series A Preferred Stock then outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting a publicly announced tender offer by the Company of shares of Common Stock; provided, however, that such vote or consent shall not be required if the Company grants Holders of Series A Preferred Stock the right to participate, based on the number of shares of Common Stock into which such Series A Preferred Stock is convertible, in such tender offer on the same terms and conditions as holders of Common Stock.

(d) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the Holders of Series A Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee thereof, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Restated Certificate of Incorporation, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Series A Preferred Stock is listed or traded at the time.

SECTION 13. Record Holders. To the fullest extent permitted by applicable law, the Company and the Transfer Agent may deem and treat the record Holder of any share of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Company nor such Transfer Agent shall be affected by any notice to the contrary.

SECTION 14. Rank. Notwithstanding anything set forth in the Restated Certificate of Incorporation or this Certificate of Designations to the contrary, the Board of Directors or any duly authorized committee thereof, without the vote of the Holders, may authorize and issue additional shares of Junior Stock or Parity Stock.

SECTION 15. No Preemptive Rights. No share of Series A Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

SECTION 16. Notice of Stockholder Approvals; Effectiveness Thereof. The Company shall notify the Holders of the status of the Stockholder Approvals on the Business Day immediately succeeding the date on which the Stockholder Approvals have been received or the date on which the Stockholder Approvals have been sought but not received, as applicable. If the Stockholder Approvals have been received, such notice shall state (i) the Conversion Date for the then-outstanding shares of Series A Preferred Stock, if any, (ii) the number of shares of Common Stock to be issued upon conversion of each share of Series A Preferred Stock and (iii) instructions regarding the surrender of certificates of Series A Preferred Stock for Common Stock to the Transfer Agent.

SECTION 17. No Sinking Fund. Shares of Series A Preferred Stock are not subject to the operation of a sinking fund.

SECTION 18. Reservation of Common Stock. (a) In order to cause an effective date for the Certificate of Amendment no later than one Business Day following the date on which the Company receives the Stockholder Approvals, the Company shall file the Certificate of Amendment with the Secretary of State of the State of Delaware as soon as practicable after the date the Company receives both Stockholder Approvals, but no later than one Business Day immediately following receipt of both Stockholder Approvals. As soon as practicable after the effective date of the Certificate of Amendment, the Company shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares acquired by the Company, solely for issuance upon the conversion of shares of Series A Preferred Stock as provided in this Certificate of Designations, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding at the then-current Conversion Rate. For purposes of this Section 18, the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series A Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b) Notwithstanding the foregoing, the Company shall be entitled to deliver upon conversion of shares of Series A Preferred Stock, as herein provided, shares of Common Stock acquired by the Company (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c) All shares of Common Stock or other securities delivered upon conversion of the Series A Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free of preemptive rights and free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(d) Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Series A Preferred Stock, the Company shall comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

SECTION 19. Transfer Agent, Conversion Agent, Registrar and Paying Agent. The duly appointed Transfer Agent, Conversion Agent, Registrar and paying agent for the Series A Preferred Stock shall be Computershare Trust Company, N.A. The Company may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Company and the Transfer Agent; provided that the Company shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Company shall send notice thereof to the Holders.

SECTION 20. Form and Dating. (a) The Series A Preferred Stock and the Transfer Agent’s certificate of authentication shall be substantially in the form set forth in Exhibit A, which is hereby incorporated in and expressly made a part of this Certificate of Designation. The Series A Preferred Stock certificate may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage; provided that any such notation, legend or endorsement is in a form acceptable to the Company. Each Series A Preferred Stock certificate shall be dated the date of its authentication.

(b) If the Stockholder Approvals have not been obtained prior to the date of issuance of any shares of Preferred Stock hereunder, such shares shall be issued initially in the form of one or more fully registered global certificates with the global securities legend and restrictive legend set forth in Exhibit A hereto (the “Global Preferred Stock”), which shall be deposited on behalf of the purchasers represented thereby with the Transfer Agent, as custodian for DTC (or with such other custodian as DTC may direct), and registered in the name of DTC or a nominee of DTC, duly executed by the Company and authenticated by the Transfer Agent as hereinafter provided. The number of shares of Series A Preferred Stock represented by Global Preferred Stock may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and DTC or its nominee as hereinafter provided. Subject to the right to issue Restricted Shares under Section 27, all shares of Common Stock issued in respect thereof on any Conversion Date or paid as a dividend on a Dividend Payment Date shall be freely transferable without restriction under the Securities Act (other than by the Company’s Affiliates), and such shares shall be eligible for receipt in global form through the facilities of DTC. If the Stockholder Approvals have been obtained prior to the date of issuance of any shares of Series A Preferred Stock hereunder, the Series A Preferred Stock shall be issued in the form of one or more definitive shares in fully registered form in substantially the form attached hereto as Exhibit A (each, a “Certificated Preferred Stock”), which is hereby incorporated in and expressly made a part of this Certificate of Designations. Each Certificated Preferred Stock shall reflect the number of shares of Certificated Preferred Stock represented thereby, and may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). Each Certificated Preferred Stock shall be registered in the name or names of the Person or Persons specified by the Depositary in a written instrument to the Registrar.

(c) In the event Global Preferred Stock is deposited with or on behalf of DTC, the Company shall execute and the Transfer Agent shall authenticate and deliver initially one or more Global Preferred Stock certificates that (a) shall be registered in the name of DTC as depository for such Global Preferred Stock or the nominee of DTC and (b) shall be delivered by the Transfer Agent to DTC or pursuant to DTC’s instructions or held by the Transfer Agent as custodian for DTC.

Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Certificate of Designation with respect to any Global Preferred Stock held on their behalf by DTC or by the Transfer Agent as the custodian of DTC or under such Global Preferred Stock, and DTC may be treated by the Company, the Transfer Agent and any agent of the Company or the Transfer Agent as the absolute owner of such Global Preferred Stock for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Transfer Agent or any agent of the Company or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Stock.

(d) If the Stockholder Approvals have not been obtained prior to the date of issuance of any shares of Preferred Stock hereunder and such shares are issued in the form of Global Preferred Stock, then, except as provided in this Section 20, the owner of a beneficial interest in Global Preferred Stock will not be entitled to receive Certificated Preferred Stock.

(e) Transfer and Exchange.

(i) When Certificated Preferred Stock is presented to the Transfer Agent with a request to register the transfer of such Certificated Preferred Stock or to exchange such Certificated Preferred Stock for an equal number of shares of Certificated Preferred Stock, the Transfer Agent shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Certificated Preferred Stock surrendered for transfer or exchange:

(A) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Transfer Agent, duly executed by the Holder thereof or its attorney duly authorized in writing; and

(B) is accompanied by the following additional information and documents, as applicable:

(1) if such Certificated Preferred Stock is being delivered to the Transfer Agent by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect in substantially the form of Exhibit B hereto; or

(2) if such Certificated Preferred Stock is being transferred to the Company or to a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, a certification to that effect (in substantially the form of Exhibit B hereto).

(ii) The transfer and exchange of Global Preferred Stock or beneficial interests therein shall be effected through DTC, in accordance with this Certificate of Designation (including applicable restrictions on transfer set forth herein, if any) and the procedures of DTC therefor.

(iii) Any Person having a beneficial interest in Global Preferred Stock may upon request exchange such beneficial interest for Certificated Preferred Stock representing the same number of shares of Series A Preferred Stock. Upon receipt by the Transfer Agent of written instructions or such other form of instructions as is customary for DTC from DTC or its nominee on behalf of any Person having a beneficial interest in Global Preferred Stock and upon receipt by the Transfer Agent of a written order or such other form of instructions as is customary for DTC or the Person designated by DTC as having such a beneficial interest in Global Preferred Stock only, then the Transfer Agent or DTC, at the direction of the Transfer Agent, shall cause, in accordance with the standing instructions and procedures existing between DTC and the Transfer Agent, the number of shares of Series A Preferred Stock represented by Global Preferred Stock to be reduced on its books and records and, following such reduction, the Company shall execute and the Transfer Agent shall authenticate and deliver to the transferee Certificated Preferred Stock. Certificated Preferred Stock issued in exchange for a beneficial interest in a Global Preferred Stock pursuant to this subsection (iii) shall be registered in such names and in such authorized denominations as DTC, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Transfer Agent. The Transfer Agent shall deliver such Certificated Preferred Stock to the Persons in whose names such Preferred Stock are so registered in accordance with the instructions of DTC.

(iv) Notwithstanding any other provisions of this Certificate of Designation (other than the provisions set forth in the immediately succeeding sentence), Global Preferred Stock may not be transferred as a whole except by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor depository or a nominee of such successor depository. If at any time:

(A) DTC notifies the Company that DTC is unwilling or unable to continue as depository for the Global Preferred Stock and a successor depository for the Global Preferred Stock is not appointed by the Company within 90 days after delivery of such notice; or

(B) DTC ceases to be a clearing agency registered under the Exchange Act and a successor depository for the Global Preferred Stock is not appointed by the Company within 90 days;

then, in either case, the Company shall execute, and the Transfer Agent, upon receipt of a written order of the Company signed by two Officers or by an Officer and an Assistant Treasurer of the Company requesting the authentication and delivery of Certificated Preferred Stock to the Persons designated by the Company, shall authenticate and deliver Certificated Preferred Stock equal to the number of shares of Series A Preferred Stock represented by the Global Preferred Stock, in exchange for such Global Preferred Stock.

(v) At such time as all beneficial interests in Global Preferred Stock have either been exchanged for Certificated Preferred Stock, converted or canceled, such Global Preferred Stock shall be returned to DTC for cancelation or retained and canceled by the Transfer Agent. At any time prior to such cancelation, if any beneficial interest in Global Preferred Stock is exchanged for Certificated Preferred Stock, converted or canceled, the number of shares of Preferred Stock represented by such Global Preferred Stock shall be reduced and an adjustment shall be made on the books and records of the Transfer Agent with respect to such Global Preferred Stock, by the Transfer Agent or DTC, to reflect such reduction.

(vi) To permit registrations of transfers and exchanges, the Company shall execute and the Transfer Agent shall authenticate Certificated Preferred Stock and Global Preferred Stock as required pursuant to the provisions of this Section 20.

(vii) All Certificated Preferred Stock and Global Preferred Stock issued upon any registration of transfer or exchange of Certificated Preferred Stock or Global Preferred Stock shall be the valid obligations of the Company, entitled to the same benefits under this Certificate of Designation as the Certificated Preferred Stock or Global Preferred Stock surrendered upon such registration of transfer or exchange.

(viii) Prior to due presentment for registration of transfer of any shares of Series A Preferred Stock, the Transfer Agent and the Company may deem and treat the Person in whose name such shares of Series A Preferred Stock are registered as the absolute owner of such Series A Preferred Stock and neither the Transfer Agent nor the Company shall be affected by notice to the contrary.

(ix) The Transfer Agent shall have no responsibility or obligation to any beneficial owner of Global Preferred Stock, a member of or a participant in, DTC or any other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Series A Preferred Stock or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice or the payment of any amount, under or with respect to such Global Preferred Stock. All notices and communications to be given to the Holders and all payments to be made to Holders under the Series A Preferred Stock shall be given or made only to the Holders (which shall be DTC or its nominee in the case of the Global Preferred Stock). The rights of beneficial owners in any Global Preferred Stock shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Transfer Agent may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

(x) The Transfer Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Certificate of Designation or under applicable law with respect to any transfer of any interest in any Preferred Stock (including any transfers between or among DTC participants, members or beneficial owners in any Global Preferred Stock) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Certificate of Designation, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(xi) In the event the Company shall purchase or otherwise acquire Certificated Preferred Stock, the same shall thereupon be delivered to the Transfer Agent for cancelation. At such time as all beneficial interests in Global Preferred Stock have either been exchanged for Certificated Preferred Stock, converted, repurchased or canceled, such Global Preferred Stock shall thereupon be delivered to the Transfer Agent for cancelation. The Transfer Agent and no one else shall cancel and destroy all Series A Preferred Stock certificates surrendered for transfer, exchange, replacement or cancelation and deliver a certificate of such destruction to the Company unless the Company directs the Transfer Agent to deliver canceled Series A Preferred Stock certificates to the Company. The Company may not issue new Series A Preferred Stock certificates to replace Series A Preferred Stock certificates to the extent they evidence Series A Preferred Stock that the Company has purchased or otherwise acquired.

SECTION 21. Signature. An Officer shall sign each share of Certificated Preferred Stock for the Company, in accordance with the Company’s Bylaws and applicable law, by manual or facsimile signature. If an Officer whose signature is on a Certificated Preferred Stock no longer holds that office at the time the Transfer Agent countersigned the Certificated Preferred Stock, the Certificated Preferred Stock shall be valid nevertheless. A Certificated Preferred Stock shall not be valid until an authorized signatory of the Transfer Agent manually countersigns Certificated Preferred Stock. Each Certificated Preferred Stock shall be dated the date of its countersignature.

SECTION 22. Replacement Certificates. The Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Company. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Company; provided that the Company shall not be required to issue any additional certificates representing shares of Series A Preferred Stock on or after the Conversion Date for such shares. In place of the delivery of a replacement certificate following such Conversion Date, the Transfer Agent, upon delivery of the evidence and indemnity described in the immediately preceding sentence, shall deliver the shares of Common Stock pursuant to the terms of the Series A Preferred Stock formerly evidenced by the certificate.

SECTION 23. Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or shares of Common Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that may be payable, on account of the transfer of such Series A Preferred Stock, in respect of the issuance or delivery of shares of Series A Preferred Stock, shares of Common Stock or other securities in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered Holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

SECTION 24. Notices. All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of (a) receipt thereof and (b) (i) for notices sent within the United States, three Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid or (ii) for notices sent outside the United States, two Business Days after the sending thereof if sent by recognized next day courier service, in any such case, addressed: (i) if to the Company, to its office at 7475 Lusk Blvd, San Diego, CA 92121 (Attention: Chief Financial Officer) or to the Transfer Agent at its office at Po Box 43070, Providence, RI 02940-3070, or other agent of the Company designated as permitted by this Certificate of Designations, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other address and by such other means as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

SECTION 25. Other Rights. The shares of Series A Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional, preemptive or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Restated Certificate of Incorporation or as provided by applicable law.

SECTION 26. Transferability; Right to Designate. Each share of Series A Preferred Stock shall be fully transferable to “qualified institutional buyers” at the option of the Holder thereof, without the Company’s consent. Unless otherwise agreed by the Company with written notice thereof to the Transfer Agent, each share of Series A Preferred Stock shall bear a legend substantially in the following form:

ANY TRANSFEREE OF THE SECURITIES REPRESENTED BY THIS INSTRUMENT BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (2) AGREES THAT IT WILL NOT OFFER, SELL OR OTHERWISE TRANSFER THE SECURITIES REPRESENTED BY THIS INSTRUMENT EXCEPT TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR TO THE ISSUER OR ANY OTHER PERSON WITH THE ISSUER’S CONSENT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.

In addition, notwithstanding any other provision in this Certificate of Designation to the contrary requiring or allowing a Holder of Series A Preferred Stock to purchase, sell, receive or deliver any shares of Series A Preferred Stock or other securities to or from the Company, such Holder may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Holder’s obligations under this Certificate of Designations and any such designee may assume such obligations. Such Holder shall be discharged of its obligations to the Company to the extent of any such performance.

SECTION 27. Registration, Private Placement Procedures. If, based on advice of counsel, following any delivery of shares of Common Stock to the Holder of shares of Series A Preferred Stock being converted pursuant to the terms of this Certificate of Designations, such shares of Common Stock would be in the hands of Holder subject to any applicable restrictions with respect to any registration or qualification requirement or prospectus delivery requirement for such shares pursuant to any applicable federal or state securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such Common Stock being “restricted securities”, as such term is defined in Rule 144 under the Securities Act, or as a result of the sale of such shares being subject to paragraph (c) of Rule 145 under the Securities Act) (such shares, “Restricted Shares”), then delivery of such Restricted Shares shall be effected pursuant to either clause (a) or (b) below at the election of the Company, unless the Holder waives the need for registration/private placement procedures set forth in (a) and (b) below. Notwithstanding the foregoing, the Company shall elect a Private Placement Settlement or Registration Settlement for all deliveries of Restricted Shares hereunder which election shall be applicable to all issuances of Common Stock hereunder and the procedures in clause (a) or clause (b) below shall apply for all such delivered Restricted Shares on an aggregate basis commencing after the final Conversion Date hereunder (it being understood that the rights of Holders under this Section 27 shall survive any conversion of the Series A Preferred Stock into Common Stock). The Holders of a majority of shares of Series A Preferred Stock shall make reasonable adjustments to settlement terms and provisions under this Certificate of

Designations to reflect a single Private Placement or Registration Statement for such aggregate Restricted Shares delivered hereunder.

(a) If the Company elects to settle its conversion obligation in accordance with this clause (a) (a “Private Placement Settlement”), then delivery of Restricted Shares by the Company shall be effected in customary private placement procedures with respect to such Restricted Shares of similar size, in form and substance reasonably acceptable to the majority of the Holders, in their good faith and commercially reasonable discretion; provided that the Company may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by the Company to the Holders (or any affiliate designated by the Holders) of the Restricted Shares or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Restricted Shares by the Holders (or any such affiliate of the Holders). The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to the Holders, due diligence rights (for the Holders or any designated buyer of the Restricted Shares by the Holders), opinions and certificates, and such other documentation as is customary for private placement agreements, all reasonably acceptable to the majority of the Holders. In the case of a Private Placement Settlement, the majority of the Holders shall determine the appropriate discount to the Conversion Price applicable to such Restricted Shares in a commercially reasonable manner and appropriately adjust the number of such Restricted Shares to be delivered to Holders hereunder and give notice to the other Holders of such discount and such number of Restricted Shares to be delivered to Holders hereunder; provided that in no event shall such number be greater than the product of (i) two, (ii) the Conversion Rate and (iii) the authorized number of shares of Series A Preferred Stock (the “Maximum Amount”). Notwithstanding this Certificate of Designations, the date of delivery of such Restricted Shares shall be the Business Day following notice to the other Holders of such discount and the number of Restricted Shares to be delivered pursuant to this clause (a). For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not as provided in Section 9.

In the event the Company shall not have delivered the full number of Restricted Shares otherwise applicable as a result of the proviso above relating to the Maximum Amount (such deficit, the “Deficit Restricted Shares”), the Company shall be continually obligated to deliver, from time to time until the full number of Deficit Restricted Shares have been delivered pursuant to this paragraph, Restricted Shares when, and to the extent, that (i) shares of Common Stock are repurchased, acquired or otherwise received by the Company or any of its subsidiaries after the Original Issue Date (whether or not in exchange for cash, fair value or any other consideration), (ii) authorized and unissued shares of Common Stock reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved and (iii) the Company additionally authorizes any unissued shares of Common Stock that are not reserved for other transactions. The Company shall immediately notify the Holders of the occurrence of any of the foregoing events (including the number of shares of Common Stock subject to clause (i), (ii) or (iii) and the corresponding number of Restricted Shares to be delivered) and promptly deliver such Restricted Shares thereafter.

(b) If Company elects to settle its conversion obligation in accordance with this clause (b) (a “Registration Settlement”), then the Company shall promptly file and use its good faith and reasonable best efforts to make effective under the Securities Act a registration statement or supplement or amend an outstanding registration statement in form and substance reasonably satisfactory to the majority of the Holders, to cover the resale of such Restricted Shares in accordance with customary resale registration procedures, including covenants, conditions, representations, underwriting discounts (if applicable), commissions (if applicable), indemnities due diligence rights, opinions and certificates, and such other documentation as is customary for equity resale underwriting agreements. If (i) any Holder, in its sole reasonable discretion, is not satisfied with its due diligence inquiry or (ii) the Company and the majority Holders cannot agree to such customary procedures and documentation after a customary and commercially reasonable period of time, then, in either case, Private Placement Settlement shall apply. If a Holder is satisfied with such procedures and documentation, it shall sell the Restricted Shares pursuant to such registration statement during a period (the “Resale Period”) commencing on the Business Day immediately following the date on which such registration statement becomes effective under the Securities Act and ending on the earliest of (i) the Business Day on which such Holder completes the sale of all Restricted Shares it holds, (ii) the date upon which all Restricted Shares it holds have been sold or transferred pursuant to Rule 144 (or similar provisions then in force) or Rule 145(d)(1) or (2) (or any similar provision then in force) under the Securities Act and (iii) the date upon which all Restricted Shares it holds may be sold or transferred by a nonaffiliate pursuant to Rule 144 (or any similar provision then in force) or Rule 145(d)(3) (or any similar provision then in force) under the Securities Act. In no event shall the Company deliver a number of Restricted Shares greater than the Maximum Amount.

(c) Without limiting the generality of the foregoing, the Company agrees that any Restricted Shares delivered to any holder of such Restricted Shares, (i) may be transferred by and among such holder and its affiliates, and the Company and the Transfer Agent shall effect such transfer without any further action by such holder and (ii) after the period of 6 months (or 1 year if, at such time, the informational requirements of Rule 144(c) are not satisfied with respect to the Company) has elapsed after the date of issuance of shares of Series A Preferred Stock that were converted into such Restricted Shares, the Company shall promptly remove, or cause the transfer agent for such Restricted Shares to remove, any legends referring to any such restrictions or requirements from such Restricted Shares upon request by such holder (or such affiliate of such holder) to the Company or such Transfer Agent, without any requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by such holder (or such affiliate of such holder).

[Remainder Intentionally Blank]

IN WITNESS WHEREOF, NuVasive, Inc. has caused this Certificate of Designations to be signed by Jason Hannon, Executive Vice President of NuVasive, Inc., this 28th day of June 2011.

NUVASIVE, INC.

By:	/s/ Jason Hannon
	Name:	Jason Hannon
	Title:	Executive Vice President

[Certificate of Designations]

EXHIBIT A

[FORM OF FACE OF CERTIFICATE FOR SERIES A PREFERRED STOCK]

ANY TRANSFEREE OF THE SECURITIES REPRESENTED BY THIS INSTRUMENT BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (2) AGREES THAT IT WILL NOT OFFER, SELL OR OTHERWISE TRANSFER THE SECURITIES REPRESENTED BY THIS INSTRUMENT EXCEPT TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR TO THE ISSUER OR ANY OTHER PERSON WITH THE ISSUER’S CONSENT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATIONS REFERRED TO BELOW.]1

[1]	Include for Global Preferred Stock.

Certificate Number [ ]	Number of Shares of Series A
Participating Preferred Stock [ ]

NUVASIVE, INC.

Series A Participating Preferred Stock

(par value $0.001 per share)

(liquidation amount as specified below)

NUVASIVE, INC., a Delaware Corporation (the “Company”), hereby certifies that [            ] (the “Holder”), is the registered owner of [            ] ([            ]) fully paid and non-assessable shares of the Company’s designated Series A Participating Preferred Stock, with a par value of $0.001 per share and a liquidation amount of $648.20 per share (the “Series A Preferred Stock”). The shares of Series A Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series A Preferred Stock represented hereby are and shall in all respects be subject to the provisions of the Certificate of Designations dated June 28, 2011 as the same may be amended from time to time (the “Certificate of Designations”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designations. The Company shall provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Company at its principal place of business.

Reference is hereby made to select provisions of the Series A Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this executed certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.

Unless the Registrar has properly countersigned, these shares of Series A Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

[Remainder Intentionally Blank]

IN WITNESS WHEREOF, this certificate has been executed on behalf of the Company by an Officer this [    ] of [        ] 20[    ].

NUVASIVE, INC.

By:
Name:
Title:

By:
Name:
Title:

REGISTRAR’S COUNTERSIGNATURE

These are shares of Series A Preferred Stock referred to in the within-mentioned Certificate of Designations.

Dated: [            ], 20[    ]

COMPUTERSHARE TRUST COMPANY, N.A., as Registrar

By:
Name:
Title:

[FORM OF REVERSE OF CERTIFICATE FOR SERIES A PREFERRED STOCK]

Cumulative cash dividends on each share of Series A Preferred Stock shall be payable in accordance with, and at the applicable rate provided in, the Certificate of Designations.

The shares of Series A Preferred Stock shall be convertible in the manner and accordance with the terms set forth in the Certificate of Designations.

The Company shall furnish without charge to each holder who so requests a summary of the authority of the board of directors to determine variations for future series within a class of stock and the designations, limitations, preferences and relative, participating, conversion or other special rights of each class or series of share capital issued by the Company and the qualifications, limitations or restrictions of such preferences and/or rights.

[Remainder Intentionally Blank]

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series A Preferred Stock evidenced hereby to:

(Insert assignee’s social security or taxpayer identification number, if any)

(Insert address and zip code of assignee)

and irrevocably appoints:

as agent to transfer the shares of Series A Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

Date:

Signature:

(Sign exactly as your name appears on the other side of this Certificate)

Signature Guarantee:

(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

EXHIBIT B

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR

REGISTRATION OF TRANSFER OF SERIES A PREFERRED STOCK

Re:	Series A Participating Preferred Stock (the “Series A Preferred Stock”) of NuVasive, Inc. (the “Company”)

This Certificate relates to          shares of Series A Preferred Stock held in*/:

☐	book-entry; or

☐	definitive form by (the “Transferor”).

The Transferor */:

☐	has requested the Transfer Agent by written order to deliver in exchange for the number of shares of Series A Preferred Stock indicated above an equal number of shares of Series A Preferred Stock; or

☐	has requested the Transfer Agent by written order to exchange or register the transfer of Series A Preferred Stock.

In connection with such request and in respect of such Preferred Stock, the Transferor does hereby certify that the Transferor is familiar with the Certificate of Designations relating to the Series A Preferred Stock and that this Series A Preferred Stock is being transferred to:

☐	the Company; or

☐	a qualified institutional buyer (as defined in Rule 144A under the Securities Act).

[INSERT NAME OF TRANSFEROR]

By:

Date:

*/	Please check applicable box.